Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Registration Statement on Form S-1 Amendment No. 7 of our report dated April 4, 2022, relating to the consolidated financial statements of Mitesco, Inc. as of December 31, 2021 and 2020, and for the years ended December 31, 2021 and 2020. Our report was included in the Annual Report on Form 10-K filed April 4, 2022 and contains an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ RBSM LLP

Las Vegas, NV

October 20, 2022